UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)             On February 24, 2016, Spirit AeroSystems Holdings, Inc. (the “Company”) and its wholly-owned subsidiary, Spirit AeroSystems, Inc. (“Spirit”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Philip Anderson,  who had recently been reassigned to the position of Senior Vice President, Special Projects.  He previously served as Senior Vice President, Defense Programs.  Pursuant to the terms of the Separation Agreement, Mr. Anderson’s employment with the Company and Spirit will terminate at the close of business on May 31, 2016 (the “Separation Date”).

Mr. Anderson will continue to receive his current salary and benefits through the Separation Date, including an award for 2015 under the Company’s Short Term Incentive Program (the “STIP”) equal to $369,021, any benefits accrued under the terms of the Company’s Long-Term Incentive Program and Deferred Compensation Plan, and his account balance and accrued benefit under the Company’s Retirement and Savings Plan.  Following the Separation Date, Mr. Anderson will receive a lump sum severance payment of $400,000 and will be reimbursed for up to 18 months of COBRA coverage premiums.  In addition, when Spirit pays awards to its executives under the STIP for 2016, Mr. Anderson will receive a STIP award for 2016 equal to 80% of his base salary, pro-rated for the portion of 2016 that he was employed by Spirit.

Mr. Anderson remains subject to the non-competition and non-solicitation restrictions set forth in his employment agreement with Spirit for a period of two years following the Separation Date, as well as confidentiality restrictions set forth in his employment agreement and the Separation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: March 1, 2016	/s/ Stacy Cozad
Stacy Cozad
Senior Vice President, General Counsel and
Secretary